Exhibit 10.1

December 29, 2006

VIA FACSIMILE NO. 720.922.8841

Mr. Pat Gault

Tellabs North America, Inc.

1415 W. Diehl Rd.

Naperville, IL 60563

Re:	System Purchase Agreement dated as of October 29, 2001 by and among Tellabs North America, Inc., a Delaware corporation (“Seller”), as the successor-in-interest to Advanced Fibre Access Corporation, the assignee of Marconi Communications, Inc., and Grande Communications Networks, Inc, a Delaware corporation. (“Buyer”), as the assignee of Grande Communications, Inc., a Delaware corporation, as amended from time to time (as so amended, the “Agreement”)

Dear Pat:

This purpose of this letter is to memorialize the following understandings of Seller and Buyer and to amend the Agreement as follows:

1. Seller acknowledges, consents and agrees to the assignment of the Agreement and all rights and obligations thereunder from Grande Communications, Inc. to Buyer; provided, however, that Grande Communications, Inc. shall guarantee all payment and performance obligations of Buyer under the Agreement, in the event of any breach, default or failure to fully comply with all terms and conditions set forth in the Agreement. Buyer is a wholly-owned subsidiary of Grande Communications, Inc.

2. The Agreement is amended to delete entirely and forever any minimum purchase or volume commitments or requirements of Buyer except as specifically set forth in this letter, and the parties agree that such deletion shall include, without limitation, the provisions of Section 5.4 of the Agreement, the second paragraph of the letter amendment dated December 16, 2002, Articles 3, 4, 5 and 7 of the consent agreement dated as of February 20, 2004 and Articles 2-4 of Amendment No. 4 to the Agreement dated August 13, 2004, and the third paragraph of the letter agreement dated August 10, 2004. Seller’s obligations under Article 1 of Amendment No. 4 to the Agreement dated August 13, 2004 and the second paragraph of the letter agreement dated August 10, 2004 are also deleted in their entirety.

3. The Agreement is amended to delete all specifications included in Exhibit A to the Agreement and replace them with the following: The specifications for the Products under the Agreement shall be Seller’s standard specifications for such Products.

4. Buyer shall deliver to Seller a purchase order for a 7100 optical transport system (the “System”) based on the proposal (Proposal No. QA6134770F) attached as Schedule No. 1 upon receipt of Seller’s signature on this letter, which may be transmitted via facsimile.

5. Seller shall provide maintenance and support services for twelve (12) months after the date of shipment of the System at no additional cost to Buyer provided that Buyer fully complies with all of its obligations under the Agreement at all times.

6. Seller shall make commercially reasonable efforts to deliver all components for the System on or before February 10, 2007.

7. Through December 31, 2010, Buyer shall purchase exclusively from Seller all additional components for deployment of the System in the locations specified in the attached Schedule No. 1, provided that no breach or default by Seller of its material obligations under the Agreement shall remain uncured thirty (30) days after receipt of written notice of such breach or default from Buyer.

8. Through December 31, 2010, Buyer shall purchase from Seller under the Agreement all of Buyer’s requirements, if any, of gigabit passive optical network (GPON) equipment for Buyer’s metro enterprise networks (excluding any network expansion due to any acquisition, merger or consolidation of Buyer or its parent entity or substantially all of Buyer’s assets), provided that (i) no breach or default by Seller of its material obligations under the Agreement shall remain uncured thirty (30) days after receipt of written notice of such breach or default from Buyer and (ii) Seller provides capabilities and quality to Buyer for such equipment that are at least as favorable to Buyer as what is then available from a comparable provider of GPON equipment. Notwithstanding anything in this paragraph to the contrary, (i) if Seller fails to deliver to Buyer the GPON equipment within forty-five (45) days of receipt of the order for such equipment plus a five (5)-day grace period, then Buyer may terminate such order and acquire the equipment through another source, and (ii) if Seller fails to deliver to Buyer the GPON equipment within forty-five (45) days of receipt of an order on at least 50% of the orders placed by Buyer for such equipment within any six (6) month period, provided that Buyer places at least thirty (30) orders for equipment within such time period, then Buyer may terminate all commitments and agreements in this paragraph upon delivery of written notice to Seller.

9. Buyer shall purchase from Seller for a trial period from January 1, 2007 through March 31, 2007 under the Agreement the World Wide Packets products for Buyer’s metro enterprise networks (excluding any network expansion due to any acquisition, merger or consolidation of Buyer or its parent entity or substantially all of Buyer’s assets) that Buyer currently purchases from the current World Wide Packets product list, provided that Seller (i) provides such products to Buyer at prices and terms as least as favorable to Buyer as what is then available from any other reputable authorized distributor of World Wide Packets, (ii) no breach or default by Seller of its material obligations under the Agreement shall remain uncured thirty (30) days after receipt of written notice of such breach or default from Buyer and (iii) Seller delivers such products to Buyer within forty-five (45) days of receipt of the applicable order plus a five (5)-day grace period. In such case, Buyer shall purchase the World Wide Packets products for (excluding any network expansion due to any acquisition, merger or consolidation of Buyer or its parent entity or substantially all of Buyer’s assets), that Buyer currently purchases from the current World Wide Packets product list exclusively from Tellabs through December 31, 2010, provided that all such conditions continue to be satisfied throughout such time period and Tellabs continues to be an authorized distributor of World Wide Packets products throughout such time period. Notwithstanding anything in this paragraph to the contrary, (i) if Seller fails to deliver to Buyer the World Wide Packets products within forty-five (45) days of receipt of the order for such products plus a five (5)-day grace period, then Buyer may terminate such order and acquire the such products through another source, and (ii) if Seller fails to deliver to Buyer the World Wide Packets products within forty-five (45) days of receipt of an order on at least 50% of the orders placed by Buyer for such products within any six (6) month period, provided that Buyer places at least thirty (30) orders for products within such time period, then Buyer may terminate all commitments and agreements in this paragraph upon delivery of written notice to Seller.

10. On or before 5:00 p.m. C.S.T. on January 15, 2007, Buyer and Seller shall execute in writing a replacement Exhibit B to the Agreement that will include as Products under the Agreement the items referenced in Paragraphs 4, 5, 7, 8 and 9 above.

Any initially capitalized terms that are not otherwise defined in this letter agreement shall have the same meaning given to such term in the Agreement,

If you accept the terms of this letter amendment to the Agreement, please counter-sign in the space provided below and return it to the attention of Brady Adams, Grande Communications Networks, Inc., 401 Carlson Circle, San Marcos, Texas 78666 or by fax to him at (512) 878-4285.

Sincerely,

Grande Communications Networks, Inc.

By	/s/ Scott Ferguson
Scott Ferguson, Chief Operating Officer
12/29/06

AGREED AND ACCEPTED:

Tellabs North America, Inc.

By:	/s/ Vincent Tormos
	Printed Name:	Vincent Tormos
	Title:	Sr. Business Manager
	Date:	12/29/06

Schedule No. 1

[insert proposal]